EXHIBIT 99.2

CYTYC CORPORATION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Page
Condensed Consolidated Balance Sheets as of September 30, 2007 and December 31, 2006	2-2
Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2007 and 2006	2-3
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 and 2006	2-4
Notes to Condensed Consolidated Financial Statements	2-5

2-1

CYTYC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$87,356	$140,680
Investment securities	2,469	157,030
Accounts receivable, net of allowance of $1,676 and $1,951 at September 30, 2007 and December 31, 2006, respectively	120,684	94,943
Inventories, net	30,835	29,503
Deferred tax assets, net	18,863	9,065
Prepaid expenses and other current assets	25,396	5,932

Total current assets	285,603	437,153

Property and equipment, net	171,910	149,007

Intangible assets:
Patents and developed technology, net of accumulated amortization of $38,230 and $23,914 at September 30, 2007 and December 31, 2006, respectively	311,408	182,477
Goodwill	603,287	386,533

Total intangible assets	914,695	569,010

Other assets, net	11,953	9,544

Total assets	$1,384,161	$1,164,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,926	$12,514
Accrued expenses	69,349	56,688
Deferred revenue	6,425	4,935

Total current liabilities	94,700	74,137

Deferred tax liabilities, net	98,137	64,145

Convertible debt	250,000	250,000

Other non-current liabilities	35,196	17,459

Commitments and contingencies (Note 13)

Stockholders’ equity:
Preferred stock, $0.01 par value—Authorized—5,000,000 shares No shares issued or outstanding	—	—
Common stock, $0.01 par value—Authorized—400,000,000 shares Issued—141,624,274 and 136,305,345 shares in 2007 and 2006, respectively Outstanding—119,471,504 and 114,726,133 shares in 2007 and 2006, respectively	1,416	1,363
Additional paid-in capital	823,187	673,168
Treasury stock, at cost: 22,152,770 and 21,579,212 shares in 2007 and 2006, respectively	(332,607)	(316,153)
Accumulated other comprehensive income	3,455	2,956
Retained earnings	410,677	397,639

Total stockholders’ equity	906,128	758,973

Total liabilities and stockholders’ equity	$1,384,161	$1,164,714

The accompanying notes are an integral part of these condensed consolidated financial statements.

2-2

CYTYC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$187,690	$154,256	$545,411	$445,193
Cost of sales	48,684	35,083	139,063	97,935

Gross profit	139,006	119,173	406,348	347,258

Operating expenses:
Research and development	10,624	11,408	31,687	32,400
Sales and marketing	45,234	38,792	134,586	120,914
General and administrative	20,568	15,448	67,058	44,282
In-process research and development	—	—	89,500	—
Litigation settlement	9,000	—	9,000	—

Total operating expenses	85,426	65,648	331,831	197,596

Income from operations	53,580	53,525	74,517	149,662
Other expense, net:
Interest income	341	1,578	3,683	5,234
Interest expense	(2,642)	(1,925)	(8,801)	(5,509)
Other, net	825	165	1,586	88

Total other expense, net	(1,476)	(182)	(3,532)	(187)

Income before provision for income taxes	52,104	53,343	70,985	149,475
Provision for income taxes	20,904	17,263	57,454	52,351

Net income	$31,200	$36,080	$13,531	$97,124

Net income per common share and potential common share:
Basic	$0.27	$0.32	$0.12	$0.85

Diluted	$0.25	$0.31	$0.11	$0.81

Weighted average common and potential common shares outstanding:
Basic	117,725	112,751	116,048	114,187
Diluted	129,273	121,403	119,128	123,893

The accompanying notes are an integral part of these condensed consolidated financial statements.

2-3

CYTYC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$13,531	$97,124

Adjustments to reconcile net income to net cash provided by operating activities:

Revenue relating to license issued in exchange for preferred stock	(2,100)	(1,933)
Stock-based compensation expense	14,599	17,080
Compensation expense related to issuance of stock to directors and executives	199	395
Depreciation and amortization of property and equipment	25,432	16,590
Amortization of intangible assets	14,316	7,654
Amortization of deferred financing costs	1,412	1,209
Acquired in-process research and development	89,500	—
Gain on equity investments	(496)	—
Loss on disposal of fixed assets	1,285	295
(Benefit) provision for doubtful accounts	(34)	219
Tax benefit from exercise of stock options and employee stock purchase plan	14,518	1,819
Change in deferred income taxes	8,664	(8,168)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(15,793)	(10,347)
Inventories	863	(2,525)
Prepaid expenses and other current assets	(4,245)	(1,002)
Accounts payable	1,927	1,403
Accrued expenses	(20,670)	(4,348)
Deferred revenue	1,280	2,128

Net cash provided by operating activities	144,188	117,593

Cash flows from investing activities:
Acquisition of Adeza Biomedical Corporation, net of cash acquired	(427,787)	—
Acquisition of Adiana, Inc., net of cash acquired	(58,431)	—
Acquisition of Proxima Therapeutics, Inc.	(3,613)	(21,074)
Increase in other assets	(554)	(1,239)
Increase in equipment under customer usage agreements	(19,492)	(18,733)
Purchases of property and equipment	(16,723)	(14,222)
Increase in patents and developed technology	(250)	(473)
Purchases of investment securities	(131,417)	(112,617)
Proceeds from sales and maturities of investment securities	357,998	179,824

Net cash (used in) provided by investing activities	(300,269)	11,466

Cash flows from financing activities:
Payments of costs to establish line-of-credit	(230)	(1,576)
Purchase of treasury shares	(16,454)	(100,083)
Proceeds from issuance of shares under employee stock purchase plan	2,253	2,029
Proceeds from exercise of stock options	97,177	20,049
Excess tax benefit from exercise of stock options and employee stock purchase plan	21,325	1,595

Net cash provided by (used in) financing activities	104,071	(77,986)

Effect of exchange rate changes on cash	(1,314)	96

Net (decrease) increase in cash and cash equivalents	(53,324)	51,169
Cash and cash equivalents, beginning of period	140,680	123,468

Cash and cash equivalents, end of period	$87,356	$174,637

The accompanying notes are an integral part of these condensed consolidated financial statements.

2-4

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(1)	Basis of Presentation

The accompanying condensed consolidated financial statements of Cytyc Corporation and subsidiaries (the “Company” or “Cytyc”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and notes included in Amendment No. 2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The notes and accompanying condensed consolidated financial statements are unaudited. The information furnished reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. Such adjustments consisted only of normal recurring items. The interim periods are not necessarily indicative of the results expected for the full year or any future period.

The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Merger with Hologic, Inc.

On May 20, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hologic, Inc., a Delaware corporation (“Hologic”), and Nor’easter Corp. (“MergerSub”), a Delaware corporation and wholly-owned subsidiary of Hologic. The Merger Agreement provided that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company would merge with and into MergerSub, with MergerSub continuing as the surviving corporation under the name “Cytyc Corporation” and as a wholly-owned subsidiary of Hologic. On October 22, 2007, the merger was completed.

Subject to the terms and conditions of the Merger Agreement, which had been unanimously approved by the boards of directors of both companies, at the effective time and as a result of the merger, each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger was cancelled and converted into the right to receive a combination of (i) 0.52 of a share of common stock of Hologic, par value $0.01 per share, and (ii) $16.50 in cash without interest. The combined company did not issue any fractional shares of Hologic common stock in the merger. Instead, the Company’s stockholders received cash in lieu of any fractional shares of Hologic common stock that they would have otherwise received in the merger. As a result of the merger, Cytyc stockholders received approximately 67.3 million shares of Hologic common stock and $2.1 billion in cash assuming the conversion of all of the Company’s outstanding convertible notes (see Note 13).

2-5

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

On October 22, 2007, John W. Cumming, Chief Executive Officer of Hologic, became Chief Executive Officer of the combined company, and Patrick J. Sullivan, Chairman, Chief Executive Officer and President of the Company, became Chairman of the board of directors of the combined company. The combined company’s board of directors is comprised of 11 members, with six nominated by Hologic and five nominated by the Company.

The accompanying condensed consolidated financial statements have been prepared assuming the Company continues on a stand-alone basis and do not reflect any adjustments or disclosures that were required upon consummation of the merger. Refer to the Registration Statement on Form S-4 (File No. 333- 144238), as may be amended from time to time, filed by Hologic with the SEC, for a more complete description of the merger and related agreements.

(3)	Acquisition Activity

(a)	Acquisition of Adeza Biomedical Corporation

On February 11, 2007, the Company entered into an Agreement and Plan of Merger (“Plan of Merger”) with Augusta Medical Corporation, a Delaware corporation and a newly-formed wholly-owned subsidiary of Cytyc (the “Purchaser”), and Adeza Biomedical Corporation, a Delaware corporation (“Adeza”). Pursuant to the Plan of Merger, the Purchaser commenced a cash tender offer to purchase all outstanding shares of Adeza’s common stock (the “Shares”) in exchange for $24.00 per share in cash (the “Offer Price”). On March 19, 2007, the Purchaser acquired a majority of Adeza’s outstanding Shares through the tender offer. On April 2, 2007, pursuant to the terms of the Plan of Merger, Cytyc acquired Adeza through the merger (the “Merger”) of Purchaser with and into Adeza. The Merger was consummated without a meeting of the stockholders of Adeza in accordance with the Delaware General Corporation Law. In connection with the Merger, Adeza’s name was changed from “Adeza Biomedical Corporation” to “Cytyc Prenatal Products Corp.” As a result of the Merger, all remaining outstanding Shares were converted into the right to receive $24.00 per share in cash, without interest, other than Shares held by Cytyc or any of its subsidiaries or Shares held by Adeza stockholders that perfect their rights to appraisal in accordance with the Delaware General Corporation Law. The purchase price was paid out of the Company’s existing cash and the Company’s existing credit facility.

The aggregate purchase price for Adeza was $457.3 million, of which $452.3 million represented cash payable to Adeza shareholders and $5.0 million represented acquisition-related fees and expenses. As of September 30, 2007, the Company paid $427.8 million of the purchase price (net of $26.3 million of cash acquired) and has $3.2 million accrued related to the Adeza acquisition. The acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and accordingly, the results of operations of Adeza were included in the consolidated statements of income from the date of acquisition of March 19, 2007. The purchase price was supported by estimates of future sales and earnings of Adeza, as well as the value of sales force and other projected synergies.

2-6

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

Purchase Price Allocation

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition (“Original Amount”), for an aggregate purchase price of $457.3 million, including acquisition costs:

	Original Amount	Adjustments	Amount as of September 30, 2007
	(in thousands)
Cash and cash equivalents	$26,346	$—	$26,346
Investment securities	72,019	—	72,019
Other current assets	10,865	—	10,865
Property and equipment	431	—	431
Patents and developed technology	142,800	200	143,000
Goodwill	208,451	8,271	216,722
Other assets	72	—	72
Current liabilities	(19,676)	429	(19,247)
Non-current liabilities	(1,251)	—	(1,251)
Deferred tax liabilities, net	(26,881)	(8,268)	(35,149)
In-process research and development	43,500	—	43,500

	$456,676	$632	$457,308

As part of the purchase price allocation, all tangible and intangible assets and liabilities were identified and valued. Of the total purchase price, the Company allocated $54.1 million to acquired net tangible assets. The net deferred tax liabilities of $35.1 million are primarily comprised of deferred tax liabilities of $57.2 million relating to patents and developed technology, offset by $22.1 million of deferred tax assets relating to acquired net operating losses primarily related to net operating loss carry forwards and tax credits. The Company determined the fair value of Adeza’s tangible assets and liabilities based on a review of Adeza’s historical and then current financial statements and an understanding of the ongoing nature of the assets and liabilities.

The Company also allocated $143.0 million to the acquired patents and developed technology. The acquired patents expire at various dates through 2018. Based on the average life of the patent portfolio, the remaining economic life of the developed technology is expected to be approximately 12-15 years. The Company is amortizing the patents and developed technology over this period using the cash flow method, under which amortization is calculated and recognized based upon the Company’s estimated net cash flows over the life of the intangible asset, reflecting the pattern in which the economic benefits of the intangible asset are consumed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company believes the patents provide sufficient coverage for differentiated products to sustain some competitive advantage in the marketplace over the average remaining life of the patents.

2-7

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The Company also allocated $43.5 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development activities. The incomplete research and development activities primarily were associated with Adeza’s development of GestivaTM, a therapeutic drug, which is pending final approval from the Food and Drug Administration (“FDA”), as well as an induction of labor diagnostic product. The acquired in-process research and development was charged to expense as of the date of the acquisition and is included in the Company’s statement of income for the nine months ended September 30, 2007.

The Company valued the intangible assets acquired, including the portfolio of patents and technologies, and the in-process research and development projects, based on present value calculations of income using risk-adjusted cash flows for each product, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to the in-process research and development projects was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the net cash flows resulting from the projects, and discounting the net cash flows to their present value. The Company expects to continue its efforts on the in-process research and development projects through the end of 2008.

The projections used to value the acquired intangible assets and the in-process research and development projects were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors, as well as estimates of cost of sales, operating expenses, and income taxes resulting from the acquired products and the in-process research and development projects. In addition, the projections reflect the Company’s expectation that improvements to the current products will continue to be made over the life cycle of the product lines. As a result, the completed technology that existed as of the acquisition date was assumed to represent a declining percentage of the products’ technological composition over time.

The rate utilized to discount the net cash flows to their present value was based on estimated weighted-average cost of capital calculations. A discount rate of 14% was used to value the acquired intangible assets and the in-process research and development projects. This discount rate was higher than the Company’s weighted-average cost of capital due to the earlier-stage life cycles of the acquired products, the inherent uncertainties surrounding the outcome of the projects and commercialization and development of the acquired intangible assets, the useful life of the acquired technology, the profitability levels of such technology, and the uncertainty of technological advances that were unknown at that time.

The projections used to value the tangible assets and liabilities, in-process research and development projects, as well as identifiable intangible assets, reflected no material change in historical pricing, margins or expense levels specifically associated with these acquired net assets and in-process research and development projects. There have been no variations from the Company’s underlying projections and assumptions as compared to actual operating results that would have had a material impact on the valuation.

2-8

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The adjustments recorded during the nine months ended September 30, 2007 relate primarily to the finalization of the valuation of the acquired intangible assets, adjustments to goodwill resulting from changes in the original severance accrual recorded, and the resolution of certain tax matters related to the finalization of acquired net operating losses, which were recorded as adjustments to goodwill and deferred taxes. The allocation of the purchase price is substantially complete, with the remaining allocation to be completed primarily related to the resolution of additional tax matters, which the Company expects to record as adjustments to goodwill and deferred taxes.

Goodwill

The excess of the purchase price over the fair value of tangible and identifiable intangible net assets, as well as the in-process research and development projects, was allocated to goodwill, which is non-deductible for tax purposes and totaled $216.7 million. In accordance with SFAS No. 142, this goodwill will not be systematically amortized. Instead, the Company performs an annual assessment for impairment by applying a fair-value-based test. The Company performed its annual impairment assessment of goodwill as of July 31, 2007 and concluded that the carrying amount of goodwill did not exceed its fair value. Accordingly, no impairment was recorded as of September 30, 2007.

(b) Acquisition of Adiana Inc.

On March 16, 2007, the Company acquired Adiana, Inc. (“Adiana”), a privately-held company located in Redwood City, California, in a non-taxable transaction. As a result of the acquisition of Adiana, all of its fully-diluted equity immediately prior to the acquisition was automatically converted into the right to receive an initial cash payment of $60 million, plus milestone payments. The milestone payments include (i) payment of up to $25 million tied to the timing of certain FDA milestone achievements of the Adiana permanent contraception product and (ii) potential contingent payments tied to future revenue performance milestones. The contingent payments are based on incremental sales growth of the Adiana permanent contraception product during the four-year period following FDA approval of this product, are subject to an aggregate cap of $130 million, and will be recorded as additional goodwill when paid, if at all. No payments can be earned after December 31, 2012. According to the terms of the related merger agreement, total payments, including the initial cash payment, the potential FDA milestone payment and the four-year contingent payments, will not exceed $215 million.

The initial purchase price payment was paid out of the Company’s existing cash. The purchase price was supported by estimates of future sales and earnings of Adiana, as well as other projected synergies.

The aggregate purchase price for Adiana was $60.5 million, of which $59.4 million represented cash payable to Adiana shareholders and $1.1 million represented acquisition-related fees and expenses. As of September 30, 2007, the Company paid $58.4 million of the purchase price (net of $1.9 million of cash acquired) and has $0.2 million accrued related to the Adiana acquisition. The acquisition was accounted for as a purchase in accordance with SFAS No. 141, and accordingly, the results of operations of Adiana were included in the consolidated statement of income from the date of acquisition.

2-9

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

Purchase Price Allocation

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition for an aggregate purchase price of $60.5 million, including acquisition costs:

	Original Amount	Adjustments	Amount as of September 30, 2007
	(in thousands)
Cash and cash equivalents	$1,931	$—	$1,931
Other current assets	210	—	210
Property and equipment	151	—	151
Other assets	18	—	18
Deferred tax assets, net	19,973	(29)	19,944
Current liabilities	(4,412)	—	(4,412)
Non-current liabilities	(3,401)	29	(3,372)
In-process research and development	46,000	—	46,000

	$60,470	$—	$60,470

As part of the purchase price allocation, all tangible assets and liabilities were identified and valued. Of the total purchase price, the Company allocated $14.5 million to acquired net tangible assets. The net deferred tax assets of $19.9 million primarily relate to acquired net operating losses and tax credits. The Company determined the fair value of Adiana’s tangible assets and liabilities based on a review of Adiana’s historical and then current financial statements and an understanding of the ongoing nature of the assets and liabilities.

The Company also allocated $46.0 million of the purchase price to an in-process research and development project. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development activities. The incomplete research and development activities are associated with the Adiana Complete Transcervical Sterilization (“TCS”) System®, a form of permanent female contraception intended as an alternative to tubal ligation, and primarily relate to activities to be performed in order to obtain FDA approval. The acquired in-process research and development was charged to expense as of the date of the acquisition and is included in the Company’s statement of income for the nine months ended September 30, 2007.

2-10

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The Company valued the in-process research and development project based on present value calculations of income using risk-adjusted cash flows, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to the in-process research and development project was determined by estimating the costs to develop the acquired technology into a commercially viable product, estimating the net cash flows resulting from the project, and discounting the net cash flows to their present value. The Company expects to complete its efforts on the in-process research and development project in 2008.

The projections used to value the in-process research and development project were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors, as well as estimates of cost of sales, operating expenses, and income taxes resulting from the in-process research and development project.

The rate utilized to discount the net cash flows to their present value was based on estimated weighted-average cost of capital calculations. A discount rate of 26% was used to value the in-process research and development project. The discount rate was higher than the Company’s weighted-average cost of capital due to the early-stage life cycle of the in-process research and development project, the inherent uncertainties surrounding the commercialization and development of TCS, the useful life of the future product, the profitability levels of such technology, and the uncertainty of technological advances that were unknown at that time.

The excess of the fair value of tangible net assets over the purchase price of $3.2 million was allocated to expected contingent earn-out payments related to future milestones in accordance with SFAS No. 142 and recorded in current liabilities.

The projections used to value the tangible assets and liabilities, in-process research and development projects, as well as identifiable intangible assets, reflected no material change in historical expense levels specifically associated with these acquired net assets and in-process research and development projects. There have been no variations from the Company’s underlying projections and assumptions as compared to actual operating results that would have had a material impact on the valuation.

The $29,000 adjustment recorded during the nine months ended September 30, 2007 related to the resolution of certain tax matters. The allocation of the purchase price is substantially complete, with the remaining allocation to be completed primarily related to the resolution of additional tax matters, which the Company expects to record as adjustments to goodwill and deferred taxes.

(c) Pro Forma Results

The following unaudited pro forma financial information for the three and nine months ended September 30, 2007 presents the combined results of operations of Cytyc, Adeza and Adiana as if the acquisitions had occurred as of January 1, 2007. The following unaudited pro forma financial information for the three and nine months ended September 30, 2006 presents the combined results of operations of Cytyc, Adeza and Adiana as if the acquisitions had occurred as of January 1, 2006.

2-11

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

Pro forma results for the three and nine months ended September 30, 2007 and 2006 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands, except per share data)
Net sales	$187,690	$167,727	$556,272	$482,486
Net income	$31,200	$31,097	$92,114	$81,386

Basic	$0.27	$0.28	$0.79	$0.71

Diluted	$0.25	$0.27	$0.75	$0.68

All periods presented include pro forma adjustments to reflect interest costs related to the borrowings on the line-of-credit facility (see Note 13). The pro forma results for the nine months ended September 30, 2007 include $10.5 million of transaction fees and expenses incurred by Adeza and Adiana prior to the acquisitions related to the merger, but exclude $89.5 million of in-process research and development costs. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the acquisition been completed as of the dates presented.

(4)	Amortization of Intangible Assets

Amortization expense related to identifiable intangible assets, which consists of the Company’s acquired patents and developed technology, was approximately $5.5 million and $2.7 million for the three months ended September 30, 2007 and 2006, respectively, and approximately $14.3 million and $7.6 million for the nine months ended September 30, 2007 and 2006, respectively (see Note 12 for amortization expense by operating segment). Prior to 2007, the Company allocated amortization of all of its intangible assets to research and development within its condensed consolidated statements of income as the developed technology has benefited multiple line items (i.e., cost of sales and research and development) and any allocation that would have been made to cost of sales was not deemed to be material. During the nine-month period ended September 30, 2007, the Company acquired a significant amount of developed technology ($143.0 million) as part of its acquisition of Adeza and is including the amortization of such developed technology within cost of sales based upon its intended use. For the amortization of its other developed technology, beginning in 2007, the Company is allocating the majority to cost of sales based upon its determination that such developed technology is primarily being used to generate sales of its products. A portion of the amortization expense is also being allocated to research and development based upon the Company’s determination that such developed technology is primarily being utilized to support the Company’s research and development efforts (e.g., FirstCyte Breast Test).

2-12

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

Amortization expense related to identifiable intangible assets, which is an estimate for each future year and subject to change, is as follows:

Amount
(in thousands)
Remaining three months ending December 31, 2007	$5,952
Year ending December 31, 2008	25,988
Year ending December 31, 2009	29,448
Year ending December 31, 2010	29,272
Year ending December 31, 2011	28,016
Thereafter	192,732

Total	$311,408

(5)	Investment Securities

Investment securities at September 30, 2007 and December 31, 2006 consist of municipal bonds, all of which are classified as available-for-sale. The fair value of available-for-sale securities was determined based on quoted market prices at the reporting date for those securities. Available-for-sale securities are shown in the consolidated financial statements at fair market value with unrealized gains or losses recorded as a component of other comprehensive income.

At September 30, 2007 and December 31, 2006, the cost basis, aggregate fair value, and gross unrealized holding gains by major security type were as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Fair Value
	(in thousands)
September 30, 2007
Municipal bonds (average maturity of 0.2 months)	$2,469	$—	$2,469

December 31, 2006
Municipal bonds (average maturity of 0.7 months)	$157,030	$—	$157,030

A significant portion of the Company’s investment portfolio was converted into cash and cash equivalents during the first quarter of 2007 to fund the Company’s acquisitions of Adeza and Adiana.

2-13

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

(6)	Other Balance Sheet Information

Components of selected captions in the condensed consolidated balance sheets at September 30, 2007 and December 31, 2006 consisted of:

	September 30, 2007	December 31, 2006
	(in thousands)
Inventories, net
Raw material	$8,179	$10,305
Work-in-process	2,031	2,275
Finished goods	20,625	16,923

	$30,835	$29,503

Property and Equipment, net
Equipment	$48,832	$45,271
Equipment under customer usage agreements	110,302	92,136
Computer equipment and software	39,844	34,662
Furniture and fixtures	6,694	5,186
Building	21,857	20,401
Leasehold improvements	19,762	14,350
Land	6,268	3,224
Construction-in-process	20,134	12,178

	273,693	227,408
Less—accumulated depreciation and amortization	101,783	78,401

	$171,910	$149,007

Accrued Expenses
Accrued compensation	$29,055	$27,343
Accrued acquisitions (see Note 3)	6,862	3,613
Accrued transaction costs associated with Hologic merger (see Note 2)	4,470	—
Accrued sales and marketing	3,544	5,041
Accrued taxes	6,327	9,174
Accrued litigation settlement (see Note 13)	9,000	—
Other	10,091	11,517

	$69,349	$56,688

Other Non-Current Liabilities
Accrued lease obligation – long-term	$8,797	$17
Deferred rent – long-term	16,028	16,164
Other	10,371	1,278

	$35,196	$17,459

2-14

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The Company records a liability for product warranty obligations at the time of sale based upon historical warranty experience. The term of the warranty is generally twelve months. Product warranty obligations are included in accrued expenses. Changes in the product warranty obligations for the nine months ended September 30, 2007 and 2006 were as follows:

	Nine Months Ended September 30,
	2007	2006
	(in thousands)
Balance, beginning of year	$381	$426
New warranties	568	400
Payments	(368)	(281)
Adjustments	39	(164)

Balance, September 30	$620	$381

(7)	Other Assets

In July 2007, the Company entered into a private equity investment agreement with a corporation, in which the Company received shares of preferred stock valued at $2.1 million in exchange for granting a non-exclusive license to certain patents of the Company. The Company is accounting for this investment under the cost method, since it does not have the ability to exercise significant influence and, as of September 30, 2007, holds less than 20 percent of the corporation’s voting stock, among other factors. The Company’s determination of whether it has significant influence over an investment requires judgment. If at any time the investment exceeds 20 percent of the corporation’s voting stock or the Company determines that it has the ability to exercise significant influence over the investee, among other factors, the Company will begin to account for its investment under the equity method. In addition, the Company will regularly review its investment for impairment indicators. To date, no impairment indicators have been identified relating to this investment.

(8)	Net Income Per Common Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of common shares and potential common shares from outstanding stock options, restricted stock units, and convertible debt. Potential common shares for outstanding stock options and restricted stock units are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding stock options and vesting of the Company’s restricted stock units. The treasury stock method is affected by the amount of stock-based compensation attributable to future services and therefore not yet recognized. Restricted stock units with vesting subject to future performance milestones are not included in the calculation of diluted earnings per share until the performance milestones are achieved or if deemed to have been achieved for accounting purposes pursuant to the provisions of SFAS No. 128, Earnings Per Share. At September 30, 2007, there were 160,700 restricted stock units outstanding with vesting subject to future performance milestones, none of which were achieved or deemed to have been achieved. The 200,024 restricted stock units outstanding with vesting that is not contingent upon future performance milestones were included in the calculation of diluted earnings per share as of September 30, 2007.

2-15

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The following table provides a reconciliation of the net income and weighted average common shares used in calculating basic and diluted net income per share for the three and nine months ended September 30, 2007 and 2006:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands, except per share data)
Numerator:
Net income, as reported, for basic earnings per share	$31,200	$36,080	$13,531	$97,124
Interest expense on convertible debt, net of tax	1,073	1,138	—	3,414

Net income, as adjusted, for diluted earnings per share	$32,273	$37,218	$13,531	$100,538

Denominator:
Basic weighted average common shares outstanding	117,725	112,751	116,048	114,187
Dilutive effect of assumed exercise of stock options and restricted stock units	3,122	226	3,080	1,280
Dilutive effect of assumed conversion of convertible debt	8,426	8,426	—	8,426

Weighted average common shares outstanding assuming dilution	129,273	121,403	119,128	123,893

Basic net income per common share	$0.27	$0.32	$0.12	$0.85

Diluted net income per common and potential common share	$0.25	$0.31	$0.11	$0.81

Diluted weighted average common shares outstanding for the three months ended September 30, 2007 and 2006 excluded 111,448 and 7,455,131 potential common shares, respectively, from stock options outstanding and diluted weighted average common shares outstanding for the nine months ended September 30, 2007 and 2006 excluded 83,868 and 3,974,548 potential common shares, respectively, from stock options outstanding, because the exercise prices of such stock options were higher than the average closing price of the Company’s common stock as quoted on The NASDAQ Global Select Market during the period and, accordingly, their effect would be anti-dilutive. In addition, the diluted earnings per share calculation for the nine months ended September 30, 2007 excluded interest expense on convertible debt, as well as and the impact on diluted weighted average shares outstanding of the assumed conversion of convertible debt, as such amounts would have been anti-dilutive.

2-16

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

(9)	Stock-Based Compensation and Stock Incentive Plans

(a) Stock-Based Compensation

Stock-based compensation to employees, including grants of employee stock options, is recognized in the financial statements based on their fair values in accordance with SFAS No. 123R, Share-Based Payment. In order to determine the fair value of stock options and employee stock purchase plan shares, the Company is using the Black-Scholes option pricing model and is applying the multiple-option valuation approach to the stock option valuation. The Company is recognizing stock-based compensation expense on a straight-line basis over the requisite service period of the awards for options and restricted stock units granted following the adoption of SFAS No. 123R. For unvested stock options outstanding as of January 1, 2006, the Company will continue to recognize stock-based compensation expense using the accelerated amortization method prescribed in the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Estimates of the fair value of equity awards will be affected by the future market price of the Company’s common stock, as well as the actual results of certain assumptions used to value the equity awards. These assumptions include, but are not limited to, the related income tax impact, the expected volatility of the common stock, and the expected term of options granted.

As noted above, the fair value of stock options and employee stock purchase plan shares is determined by using the Black-Scholes option pricing model and applying the multiple-option valuation approach to the stock option valuation. The options have graded-vesting on an annual basis over an average vesting period of four years. In applying the multiple-option approach, each option “tranche” is separately valued based upon when the tranche vests. The Company estimates the expected option term by calculating the average period of time before the employees exercise their options and adds this to the vesting period of each tranche. Historically, this period of time has averaged one year from the date the options vest. The expected term of employee stock purchase plan shares is the average of the remaining purchase periods under each offering period. For equity awards granted prior to the adoption of SFAS No. 123R, the volatility of the common stock was estimated using historical volatility. For equity awards granted since January 1, 2006, the volatility of the common stock is estimated using a combination of historical and implied volatility, as discussed in Staff Accounting Bulletin (“SAB”) No. 107, Considering the interaction between SFAS No. 123R and Certain Securities and Exchange Commission Rules and Regulations. By using this combination, the Company is taking into consideration the historical realized volatility, as well as factoring in estimates of future volatility that the Company believes will differ from historical volatility as a result of the Company’s product diversification over the last four years, the market performance of the common stock, the volume of activity of the underlying shares, the availability of actively traded common stock options, and overall market conditions.

2-17

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The risk-free interest rate used in the Black-Scholes option pricing model is determined by looking at historical U.S. Treasury zero-coupon bond issues with remaining terms equal to the expected terms of the equity awards. In addition, an expected dividend yield of zero is used in the option valuation model, because the Company does not expect to pay any cash dividends in the foreseeable future. Lastly, in accordance with SFAS No. 123R, the Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. In order to determine an estimated pre-vesting forfeiture rate for equity awards, the Company used historical forfeiture data and other relevant terms and conditions of the equity awards that may affect forfeiture behavior prior to vesting. This estimated forfeiture rate has been applied to all unvested options outstanding as of January 1, 2006 and to all options and restricted stock units granted since January 1, 2006. Therefore, stock-based compensation expense is recorded for only those options and restricted stock units that are expected to vest.

In February 2007, the Company issued 160,700 performance-based restricted stock units (“Performance Shares”) that vest over a three-year period based upon specific future performance milestones. A grantee may also earn, over the course of three years, a total number of shares ranging from 0% to 175% of the number of shares equal to his or her initial grant of Performance Shares, which range is based on the actual achievement of the performance milestones. The market price of the Company’s common stock on the date of grant of the Performance Shares was $30.44. Each period the Company will assess its estimate of the probability that such performance milestones will be met and, if necessary, will adjust the related stock-based compensation expense. The Company is recording stock-based compensation expense for these equity awards over the three-year vesting period for those Performance Shares that are expected to vest, assuming all future performance milestones will be met.

In May 2007, the Company issued 200,024 restricted stock units that vest over a four-year period and are not subject to any performance milestones. The market price of the Company’s common stock on the date of grant was $35.12. The Company is recording stock-based compensation expense for these equity awards over the four-year vesting period for the restricted stock units that are expected to vest.

2-18

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

Total stock-based compensation recognized in the Company’s condensed consolidated statements of income for the three and nine months ended September 30, 2007 and 2006 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)
Cost of sales	$301	$319	$852	$1,024
Research and development	703	744	1,989	2,391
Sales and marketing	2,209	2,340	6,253	7,516
General and administrative	2,196	1,914	5,505	6,149

Total stock-based compensation expense	$5,409	$5,317	$14,599	$17,080

The underlying assumptions used in the Black-Scholes model were as follows for options granted during the three and nine months ended September 30, 2007 and 2006:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Risk-free interest rate	4.4%	4.9%	4.7%	4.7%
Expected dividend yield	—	—	—	—
Expected lives (in years)	3.5	3.5	3.5	3.5
Expected volatility	30%	30%	29%	32%

As of September 30, 2007, total unrecognized stock-based compensation expense relating to unvested employee stock awards, adjusted for estimated forfeitures, was $40.8 million. Based upon the weighted-average vesting period remaining, this amount was expected to be recognized over a weighted-average period of 2.7 years. On October 22, 2007 and in connection with the Company’s merger with Hologic (see Note 2), the vesting for all of the Company’s unvested stock options and restricted stock units outstanding at September 30, 2007 was accelerated. The Company recognized the remaining unrecognized stock-based compensation expense for these unvested stock options and restricted stock units at that time.

(b) Employee and Director Incentive Plans

The Cytyc Corporation 2004 Omnibus Stock Plan (the “2004 Omnibus Plan”), which is the Company’s primary plan for grants of equity, provides for the issuance of up to 12,250,000 shares of the Company’s common stock, no more than 8,200,000 of which shares may be issued as awards other than stock options or stock appreciation rights. The 2004 Omnibus Plan provides for grants of various incentives, including stock options and other stock-based awards. At September 30, 2007, 3,011,739 shares were available for future grant under the 2004 Omnibus Plan.

2-19

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The following table summarizes options outstanding, by stock plan, as of September 30, 2007:

2004 Omnibus Plan	7,498,249
1995 Stock Plan	4,349,198
1998 Stock Plan	5,307
1995 Non-Employee Director Stock Option Plan	90,000
2001 Non-Employee Director Stock Option Plan	382,000

12,324,754

The following schedule summarizes the activity under the Company’s stock option plans during the nine months ended September 30, 2007:

	Number of Shares	Range of Exercise Prices	Weighted Average Exercise Price per share
Outstanding, December 31, 2006	15,755,150	$ 0.44 — $ 30.11	$20.82
Granted	2,509,100	28.14 — 47.65	33.62
Exercised	(5,213,947)	2.33 — 35.08	18.65
Canceled	(725,549)	9.86 — 44.38	25.15

Outstanding, September 30, 2007	12,324,754	$ 0.44 — $ 47.65	$24.10

Exercisable, September 30, 2007	5,214,811	$ 0.44 — $ 44.94	$19.84

Exercisable, December 31, 2006	8,482,964	$ 0.44 — $ 28.45	$18.12

The weighted average fair value per share of options granted during the three months ended September 30, 2007 and 2006 was $10.99 and $7.00, respectively, and for the nine months ended September 30, 2007 and 2006 was $9.50 and $8.18, respectively.

The total intrinsic value of options exercised during the three months ended September 30, 2007 and 2006 was $69.7 million and $1.8 million, respectively, and for the nine months ended September 30, 2007 and 2006 was $113.6 million and $12.0 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock on date of exercise and the exercise price per share.

2-20

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The following table summarizes information about stock options outstanding at September 30, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price per Share	Number of Shares	Weighted Average Exercise Price per share
$ 0.44 – $ 12.65	2,064,930	2.16	$11.27	1,400,698	$10.62
12.71 – 21.90	1,386,837	4.05	19.83	1,039,775	19.84
21.92 – 23.88	1,324,275	4.69	22.84	878,332	22.63
23.89 – 24.46	2,030,663	4.90	24.30	1,245,669	24.38
24.48 – 28.14	1,307,138	7.44	26.28	330,788	25.83
28.17 – 28.36	595,875	6.14	28.20	9,058	28.32
28.37 – 28.39	1,765,357	4.34	28.39	275,529	28.39
28.40 – 35.12	1,535,329	7.65	33.83	34,129	30.22
35.13 – 44.94	301,850	9.75	42.44	833	44.94
45.16 – 47.65	12,500	9.69	46.75	—	—

$ 0.44 – $ 47.65	12,324,754	5.04	$24.10	5,214,811	$19.84

The aggregate intrinsic value of dilutive options outstanding and options exercisable as of September 30, 2007 was $290.3 million and $145.0 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock as of September 30, 2007 and the exercise price per share. The market value as of September 30, 2007 was $47.65 per share as quoted on The NASDAQ Global Select Market.

The weighted average remaining contractual life for options exercisable as of September 30, 2007 was 3.8 years.

(10)	Comprehensive Income

Comprehensive income for the three and nine months ended September 30, 2007 and 2006 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)
Net income	$31,200	$36,080	$13,531	$97,124
Other comprehensive income, net of tax:
Unrealized gain on investment securities	—	10	—	48
Foreign currency translation adjustments	325	(137)	499	459

Comprehensive income	$31,525	$35,953	$14,030	$97,631

2-21

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

(11)	Stock Repurchase Program

Under the current stock repurchase program, the Company is authorized to repurchase up to $200 million of its common stock through open market purchases or private transactions that will be made from time to time as market conditions allow. The stock repurchase program is expected to be in effect until November 15, 2009. Shares repurchased under this program will be held in the Company’s treasury. The stock repurchase program may be suspended or discontinued at any time without prior notice. During the three months ended September 30, 2007 and 2006, the Company repurchased zero and 883,014 shares, respectively, with an aggregate cost of zero and $21.5 million, respectively. During the nine months ended September 30, 2007 and 2006, the Company repurchased 573,558 and 3,809,322 shares, respectively, with an aggregate cost of $16.5 million and $100.1 million, respectively.

(12)	Segment Information

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires certain financial and supplementary information to be disclosed for each reportable operating segment of an enterprise, as defined. During the third quarter of 2006, the Company established the domestic diagnostic products and domestic surgical products divisions, each managed by a divisional president. Effective for the first quarter of 2007, as a result of the oversight of each segment by a divisional president, including review and ownership of discrete financial information, operating expenses are captured in the segment to which they relate, except for certain corporate expenses that benefit multiple operating segments and stock-based compensation expense (such expenses are included in “Corporate” below). Segment figures for 2006 have been restated to reflect the changes described above.

Financial information for the three segments is included below for all periods presented and each segment is described as follows:

Domestic Diagnostic Products— This segment develops and markets the ThinPrep® System in the United States primarily for use in diagnostic cytology testing applications focused on women’s health. The ThinPrep System is widely used for cervical cancer screening. The ThinPrep System consists of any one or more of the following: the ThinPrep 2000 Processor, ThinPrep 3000 Processor, ThinPrep Imaging System, and related reagents, filters, and other supplies, such as the ThinPrep Pap Test and the Company’s proprietary ThinPrep PreservCyt Solution. This segment also develops and markets the FullTerm® Fetal Fibronectin Test, which offers clinical and cost benefits for the assessment of the risk of pre-term birth.

Domestic Surgical Products— This segment develops and markets the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding, the MammoSite® Radiation Therapy System, a device for the treatment of early-stage breast cancer, and the GliaSite® Radiation Therapy System for the treatment of malignant brain tumors, and markets these products in the United States. This segment also develops the Adiana TCS System, which is a form of permanent female contraception intended as an alternative to tubal ligation and for which the Company is in the process of seeking a pre-market approval from the FDA.

2-22

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

International— This segment markets the Company’s diagnostic and surgical products outside of the United States through the Company’s subsidiaries, branch office and distributors. Products sold by the Company’s international segment are manufactured at domestic and international manufacturing locations.

The Company operates manufacturing facilities in the United States and Costa Rica and has several offices, primarily for sales and distribution, throughout the world. Property and equipment is primarily located within the domestic diagnostic products segment in the United States.

The Company’s operating results, amortization of intangible assets, and intangible assets by segment, are as follows (in thousands):

	Domestic Diagnostic Products	Domestic Surgical Products	International	Corporate	Consolidated
Three Months Ended September 30, 2007
Net sales	$99,303	$65,656	$22,731	$—	$187,690
Amortization of intangible assets	2,015	2,951	582	—	5,548
Income from operations	52,532	27,493	5,027	(31,472)	53,580

Nine Months Ended September 30, 2007
Net sales	$288,815	$190,793	$65,803	$—	$545,411
In-process research and development	43,500	46,000	—	—	89,500
Amortization of intangible assets	4,493	8,327	1,496	—	14,316
Income from operations	108,805	31,962	15,407	(81,657)	74,517

As of September 30, 2007
Intangible assets:
Patents and developed technology, net	$136,486	$137,221	$37,701	$—	$311,408
Goodwill	281,193	259,626	62,468	—	603,287

Three Months Ended September 30, 2006
Net sales	$84,038	$52,956	$17,262	$—	$154,256
Amortization of intangible assets	361	2,109	280	—	2,750
Income from operations	48,264	21,110	3,001	(18,850)	53,525

Nine Months Ended September 30, 2006
Net sales	$248,821	$147,684	$48,688	$—	$445,193
Amortization of intangible assets	1,084	5,846	724	—	7,654
Income from operations	142,207	54,688	7,933	(55,166)	149,662

2-23

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

During the first quarter of 2007, the Company acquired $143.0 million of patents and developed technology and $216.7 million of goodwill, as part of its acquisition of Adeza (see Note 3(a)), of which $128.9 million and $195.3 million is included in the domestic diagnostic products segment, respectively, and $14.1 million and $21.4 million, respectively, is included in the international segment as of September 30, 2007. There were no other material changes within the Company’s other operating segments during the three and nine months ended September 30, 2007.

SFAS No. 131 also requires that certain enterprise-wide disclosures be made related to products and services, geographic areas and significant customers. During the three and nine months ended September 30, 2007 and 2006, the Company derived its sales from the following geographies (as a percentage of net sales):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
United States	88%	89%	88%	89%
International	12%	11%	12%	11%

	100%	100%	100%	100%

During the three and nine months ended September 30, 2007 and 2006, no customer represented 10% or more of consolidated net sales.

(13)	Long-Term Debt, Contractual Obligations, Commitments and Contingencies

Long-Term Debt and Contractual Obligations:

Credit Agreement— On June 30, 2006, the Company entered into a five-year Credit Agreement (the “Credit Agreement”) with a syndicate of lenders. The Credit Agreement provided for a $150 million senior unsecured revolving credit facility. On October 6, 2006, the Company and its related lenders amended the Credit Agreement in order to, among other items, increase the committed amount of the revolving credit facility to $345 million and to include one additional lender into the syndicate of lenders. The Company had the ability to request an increase in available borrowings under the Credit Agreement by an additional amount of up to $155 million (for a maximum amount of $500 million) upon satisfaction of certain conditions. The loan proceeds were available to be used by the Company and its subsidiaries to finance working capital needs and for general corporate purposes, including certain permitted business acquisitions.

Borrowings under the Credit Agreement had interest at a floating rate, which was, at the Company’s option, either LIBOR plus an applicable margin (which was subject to adjustment based on financial ratios), or a base rate.

2-24

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

The Credit Agreement required the Company to comply with maximum leverage and minimum fixed charge coverage ratios. The Credit Agreement contained affirmative and negative covenants, including limitations on additional debt, liens, certain investments, and acquisitions outside of the healthcare business. The Credit Agreement also included events of default customary for facilities of this type. Upon the occurrence of an event of default, all outstanding loans could have been accelerated and/or the lenders’ commitments terminated.

During the third quarter of 2007, the Company fully paid the outstanding balance on this Credit Agreement and as such had zero outstanding as of September 30, 2007. In addition, in anticipation of the Company’s merger with Hologic (see Note 2), the Company terminated the Credit Agreement on October 19, 2007.

Convertible Notes— On March 22, 2004, the Company completed the sale (the “Offering”) of $250 million aggregate principal amount of its 2.25% convertible notes due 2024. The convertible notes were sold to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The notes bear interest at a rate of 2.25% per year on the principal amount, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2004. The holders of the notes may convert the notes into shares of the Company’s common stock at a conversion price of $29.67 per share, subject to adjustment, prior to the close of business on March 15, 2024, subject to prior redemption or repurchase of the notes, under any of the following circumstances: (1) during any calendar quarter commencing after June 30, 2004 if the closing sale price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter (if the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on March 15, 2024); (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 98% of the product of the closing sale price of the Company’s common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events.

2-25

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

Holders may require the Company to repurchase the notes on March 15 of 2009, 2014 and 2019 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the repurchase date. The Company may redeem any of the notes beginning March 20, 2009, by giving holders at least 30 days’ notice.

On July 19, 2007, the Company announced that it would deliver a notice to the holders of the convertible notes in connection with Section 15.01(a)(i) of the indenture between the Company and U.S. Bank Trust National Association, as trustee, under which the convertible notes were issued (the “Indenture”). The notice advised that effective July 1, 2007, holders are entitled to convert the convertible notes into shares of the Company’s common stock due to the closing sale price of the Company’s common stock exceeding 120% of the convertible notes conversion price for at least 20 trading days out of the last 30 trading days in the quarter ended June 30, 2007. The conversion price of the convertible notes is $29.67 under the Indenture.

As a result of the Company’s merger with Hologic, the notes were convertible into a portion of the merger consideration, which consisted of a combination of shares of Hologic common stock and cash.

In October 2007, $176.7 million of the $250.0 million convertible notes were converted into cash and Hologic’s common stock with $73.3 million remaining.

Commitments:

Earn-out Payments— As part of its acquisition of Adiana, the Company may be required to make contingent earn-out payments tied to future performance milestones (see Note 3(b)).

Finance Lease Obligations—

On April 23, 2007, the Company signed a non-cancelable lease agreement for a building with approximately 164,000 square feet located in Alajuela, Costa Rica, to be used as a manufacturing and office facility to replace its current facility, the lease for which expires on December 31, 2008. The Company is responsible for a significant portion of the construction costs and therefore was deemed, for accounting purposes, to be the owner of the building during the construction period, in accordance with Emerging Issues Task Force (“EITF”) No. 97-10, The Effect of Lessee Involvement in Asset Construction. During the nine months ended September 30, 2007, the Company recorded the $3.0 million fair market value of the land and the $6.7 million fair market value of the portion of the building constructed. The Company has recorded such fair market value within property and equipment on its consolidated balance sheet, with an offsetting increase to non-current liabilities. The Company will record the remainder of the building’s fair market value (estimated to have a total fair market value of $12.1 million), as well as the related leasehold improvements, as construction occurs. The term of the lease is for a period of approximately ten years with the option to extend for two consecutive five-year terms. The lease term will commence on or around February 2008 and the Company is expected to transfer most of its Costa Rica operations to this facility during the first half of calendar year 2008.

2-26

CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

Future minimum lease payments, including principal and interest, under this lease were as follows at September 30, 2007:

Amount
(in thousands)
Remaining three months ending December 31, 2007	$—
Year ending December 31, 2008	1,316
Year ending December 31, 2009	1,481
Year ending December 31, 2010	1,533
Year ending December 31, 2011	1,587
Thereafter	10,921

Total minimum payments	16,838
Less-amount representing interest	7,066

Total	$9,772

On July 11, 2006, the Company signed a non-cancelable lease agreement for a building with approximately 146,000 square feet located in Marlborough, Massachusetts, to be principally used as an additional manufacturing facility. In 2011, the Company will have an option to lease an additional 30,000 square feet. As part of the lease agreement, the lessor agreed to allow the Company to make significant renovations to the facility to prepare the facility for the Company’s manufacturing needs. The Company is responsible for a significant amount of the construction costs and therefore was deemed under Generally Accepted Accounting Principles to be the owner of the building during the construction period. During the year ended December 31, 2006, the Company recorded the fair market value of the facility of $13.2 million within property and equipment on its consolidated balance sheet, with an offsetting increase to current and non-current liabilities. The Company began occupying a portion of the facility effective June 1, 2007. The term of the lease is for a period of approximately 12 years commencing on November 14, 2006.

Future minimum lease payments, including principal and interest, under this lease were as follows at September 30, 2007:

Amount
(in thousands)
Remaining three months ending December 31, 2007	$231
Year ending December 31, 2008	924
Year ending December 31, 2009	939
Year ending December 31, 2010	982
Year ending December 31, 2011	982
Thereafter	7,913

Total minimum payments	11,971
Less-amount representing interest	5,276

Total	$6,695

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CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

Restructuring— During the fourth quarter of 2006, Company management approved a restructuring plan designed to reduce future operating expenses by consolidating its Mountain View, California operations into its existing operations in Costa Rica and Massachusetts. In connection with this plan, the Company incurred $2.9 million of restructuring costs during the fourth quarter of 2006 related to severance expenses and $0.3 million related to retention costs. During the three and nine months ended September 30, 2007, the Company incurred additional restructuring costs of zero and $1.7 million, respectively, related to retention costs for employees. The Company does not expect to incur additional severance or retention costs related to this restructuring. Changes in the restructuring accrual for the nine months ended September 30, 2007 were as follows:

Nine Months Ended September 30, 2007
(in thousands)
Balance, beginning of year	$3,227
Additions	1,685
Payments	(3,800)

Balance, September 30	$1,112

During the nine months ended September 30, 2007, the Company entered into an arrangement in which the Company is sub-leasing all of its Mountain View facility to a third party for a term of approximately five years, a period of time equivalent to the remainder of the Company’s lease of this facility. The sub-lease commenced on July 1, 2007. The Company is recording the payments it receives under the sub-lease as other income within its consolidated statement of income.

Contingencies:

On September 16, 2003, Cytyc filed a suit for Declaratory Judgment in United States District Court for the District of Massachusetts asking the court to determine and declare that certain of TriPath Imaging, Inc.’s (“TriPath”) patents are invalid and not infringed by the Company’s ThinPrep Imaging System. On September 17, 2003, TriPath announced that it had filed a lawsuit against the Company in the United States District Court for the Middle District of North Carolina alleging patent infringement, false advertising, defamation, intentional interference, unfair competition, and unfair and deceptive trade practices. The non-patent claims were dismissed and the patent cases were consolidated into a single action. On October 26, 2007, TriPath and the Company settled their ongoing patent infringement. Under the terms of the settlement, Cytyc will pay TriPath an up-front fee and on-going royalty for a license under certain of TriPath’s patents. In connection with this settlement, Cytyc accrued a charge of $9.0 million. This amount has been classified in other current liabilities on the Balance Sheet as of September 30, 2007. Under the terms of the agreement, the Company will pay TriPath an on-going annual royalty beginning in 2008 and extending through 2014 for a license under certain of TriPath’s patents. The parties have also agreed to a non-royalty bearing cross-license of other patents held by each company. The agreement resolves all pending litigation between the parties, and permits the Company to continue making, using and selling the ThinPrep Imaging System.

The Company is also involved in ordinary, routine litigation incidental to its business. Although the outcomes of these other lawsuits and claims are uncertain, management does not believe that, individually or in the aggregate, these other lawsuits and claims will have a material adverse effect on the Company’s business, financial condition, results of operations or liquidity.

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CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

(14)	Income Taxes

The Company’s effective tax rate for the three and nine months ended September 30, 2007 was 40.1% and 80.9%, respectively. Exclusive of the effects of the non-deductible in-process research and development charges incurred in connection with the Company’s acquisitions of Adeza and Adiana in March 2007, the Company’s effective tax rate for the nine months ended September 30, 2007 would have been 35.8%. This rate includes the impact of the recognition of a $1.6 million tax benefit related to a tax examination that closed during the first quarter of 2007, as well as the reversal during the second quarter of 2007 of $1.4 million of deferred tax liabilities related to the Company permanently reinvesting the undistributed earnings realized by its Costa Rica subsidiary in accordance with the Company’s election during the period to maintain cash generated from profits at its Costa Rica subsidiary outside the United States in accordance with Accounting Principles Board (“APB”) Opinion No. 23, Accounting for Income Taxes—Special Areas. The effective rate for the three and nine months ended September 30, 2007 also reflects the $5.2 million of non-deductible costs associated with the Company’s pending merger with Hologic incurred during the second and third quarters of 2007. The effective tax rate was 32.4% and 35.0% for the three and nine months ended September 30, 2006, respectively.

On January 1, 2007, the Company adopted FIN No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition and defines the criteria that must be met for the benefits of a tax position to be recognized. As a result of its adoption of FIN No. 48, the Company has recorded the cumulative effect of the change in accounting principle of $0.5 million as a decrease to opening retained earnings.

The Company had gross unrecognized tax benefits of approximately $12.8 million as of January 1, 2007. Of this amount, $6.8 million (net of federal benefit on state issues) represents the amount of unrecognized tax benefits as of January 1, 2007 that, if recognized, would result in a reduction of the Company’s effective tax rate. At March 31, 2007, the Company had $11.3 million of unrecognized tax benefits, $5.3 million of which, if recognized, would result in the reduction of the Company’s effective tax rate. The decrease during the three months ended March 31, 2007 in unrecognized tax benefits is primarily the result of the recognition of approximately $1.6 million of tax benefits related to an examination that closed during the first quarter of 2007. There were no significant changes during the second or third quarter of 2007.

The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits and income tax liabilities, when applicable, as part of income tax expense in its consolidated statements of income. As of January 1, 2007, accrued interest was approximately $0.9 million, net of federal benefit. As of January 1, 2007, no penalties had been accrued.

The Company and its subsidiaries are subject to United Sates federal income tax, as well as income tax of multiple state income and foreign jurisdictions. The last years examined by the Internal Revenue Service and the Massachusetts Department of Revenue were 2004 and 2003, respectively, and all years up through and including those years are closed by examination.

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CYTYC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)—(Continued)

(15)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure requirements regarding fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, which permits entities to measure various financial instruments and certain other items at fair value at specified election dates. The election must be made at initial recognition of the financial instrument, and any unrealized gains or losses must be reported at each reporting date. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

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